Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 16, 2017, with respect to the balance sheet of Blitz 17-655 SE, as of March 29, 2017 (date of inception) and June 30, 2017, and the related statements of comprehensive loss, changes in equity and cash flows for the period from March 29, 2017 (date of inception) to June 30, 2017, included in the registration statement on Form F-4 (File No. 333-220000), originally filed with the Commission on August 16, 2017 (as amended), incorporated by reference herein, and to the reference to our firm under the heading "Experts" in such registration statement.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

December 22, 2017